Exhibit 99.1

Company Contact: Bradley E. Larson Chief Executive Officer www.readymixinc.com	Investor Contact: Neil Berkman Associates (310) 826-5051 info@BerkmanAssociates.com
FOR IMMEDIATE RELEASE
Ready Mix, Inc. Reports Third Quarter Results
     PHOENIX, ARIZONA, November 13, 2009 . . . READY MIX, INC. (RMI) (NYSE Amex:RMX) today announced financial results for the third quarter of 2009.
Third Quarter Results
     For the three months ended September 30, 2009, revenue decreased 62.3% to $6.2 million, compared to revenue of $16.4 million for the third quarter of 2008. Cubic yards of concrete sold decreased 59.6% for the third quarter of 2009 compared to the same period of 2008, while average unit sales price decreased 16.9%.
     Gross loss for the third quarter of 2009 was $1.7 million. This compares to gross profit of $0.02 million for the third quarter of 2008.
     Non-cash depreciation and amortization expense was $1.1 million for the third quarter of 2009 and $1.2 million for the third quarter of 2008.
     The net loss for the third quarter of 2009 was $1.4 million, or $0.36 per basic and diluted share. This compares to a net loss for the third quarter of 2008 of $0.6 million, or $0.16 per basic and diluted share.
     “Since the last peak in the second quarter of 2008, revenue has now decreased for five consecutive quarters, albeit at a diminishing rate. It’s noteworthy that despite the continued decline in demand for ready mix concrete in our market, the net loss for this year’s third quarter narrowed compared to the first two quarters of 2009, a sign that our cost management efforts are meeting with success. General and administrative expenses were down 32% in the third quarter versus prior year, decreased 14% from the second quarter, and we have implemented additional initiatives to reduce costs even further. In the absence of meaningful signs of improvement in our market in the near term, our primary goal is to improve cash flow while we continue to provide our customers the quality products, service and support that RMI is known for,” said Chief Executive Officer Bradley Larson.
     As announced on June 17, 2009, the Company engaged the services of Lincoln International LLC to evaluate and advise the Board of Directors regarding strategic alternatives to enhance shareholder value, including the potential sale of the Company. The implementation of any strategic alternative would be subject to, among other things, the results of the Board’s evaluation of strategic alternatives, obtaining Board and stockholder approvals of any proposed transaction, and customary conditions to the closing of any proposed transaction. Accordingly, there is no assurance that the review of strategic alternatives will result in the Company pursuing any particular transaction, or, if it pursues any such transaction, that it will be completed. No further public comment is expected regarding the review until the Board of Directors has approved a specific transaction or otherwise deems disclosure of significant developments appropriate.
Nine Months Results
     For the nine months ended September 30, 2009, revenue decreased 56.1% to $21.6 million, compared to $49.2 million for the first nine months of 2008. Cubic yards of concrete sold decreased 52.3% for the first nine months of 2009 versus the same period last year, while average unit sales price decreased 13.4%.
     The net loss for the first nine months of 2009 was $4.7 million, or $1.24 per basic and diluted share. This compares to a net loss for the first nine months of 2008 of $1.7 million, or $0.45 per basic and diluted share.
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4602 East Thomas Road • Phoenix, Arizona 85018 • (602) 957-2722 • Fax (602) 522-1911

Ready Mix, Inc. Reports Third Quarter Results
November 13, 2009
Page Two
Balance Sheet Highlights
     At September 30, 2009, Ready Mix, Inc. reported working capital of approximately $5.7 million, including cash and cash equivalents of $2.5 million, a current ratio of approximately 2.2, and total stockholders’ equity of $21.9 million, or $5.75 per outstanding share. At December 31, 2008, Ready Mix, Inc. reported working capital of approximately $9.6 million, including cash and cash equivalents of $4.2 million, a current ratio of approximately 2.7, and total stockholders’ equity of $26.4 million, or $6.94 per outstanding share.
Bank Covenants
     As of June 30, 2009 and September 30, 2009, RMI was not in compliance with the fixed charge coverage ratio with the Company’s capital expenditure commitment lender, Wells Fargo Equipment Finance, Inc. (“WFE”). RMI and WFE have amended the agreements to: (1) include a waiver of the fixed charge coverage ratio covenant requirement for the quarters ending June 30, 2009 and September 30, 2009; (2) have WFE accept payments of interest only for four months, which will defer the Company’s payment of approximately $695,000 in principal during such period; (3) require the Company to provide approximately an additional $750,000 in collateral to secure the deferred principal; (4) require the Company to pay WFE a $8,500 consent fee; and (5) require the Company to pay WFE 35% of proceeds in excess of related loans and costs if the Company were to sell its headquarters building and the real estate on which it is located.
     RMI also has a covenant requirement with National Bank of Arizona (“NBA”). The NBA loan is secured by RMI’s headquarters building in Phoenix, Arizona. The covenant requirement is a minimum adjusted earnings before interest, taxes, depreciation and amortization expense debt coverage ratio evaluated at year end. By letter received August 10, 2009, NBA alleged that the covenant requirement is 1.25 to 1.0 for the year ended December 31, 2008 and that RMI is out of compliance with a ratio of .80 to 1.0. RMI has timely made all payments, is currently in discussions with NBA and expects to obtain a waiver of the covenant requirement and amend the loan agreement. Although these discussions are ongoing and RMI and NBA have agreed in principle to basic terms that would accomplish the foregoing, there can be no assurance that RMI will be able to obtain an amendment or waiver from NBA. If RMI is not able to do so, the $1.3 million note payable that is currently outstanding to NBA could become immediately due and payable and NBA could proceed against collateral granted to it to secure that debt if RMI were not able to repay it. If NBA accelerates the payment requirements, RMI may not have sufficient liquidity to pay off the related debt and there would be a material adverse effect on RMI’s financial condition and results of operations.
Conference Call
     Ready Mix, Inc. has scheduled a conference call today at 11:00 a.m. EST. To participate in the call, dial (212) 231-2901 and ask for the Ready Mix conference call, reservation #21442028. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.readymixinc.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21442028 after 1:00 p.m. EST.
About Ready Mix, Inc.
     Ready Mix, Inc. (RMI) has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates four ready-mix concrete plants in the metropolitan Phoenix, Arizona area, three plants in the metropolitan Las Vegas, Nevada area, and one plant in Moapa, Nevada. RMI also operates two sand and gravel crushing and screening facilities near Las Vegas, Nevada, which provide raw materials for its Las Vegas and Moapa concrete plants.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: our continuing operating losses; our alleged defaults of certain financial covenants in our agreement with National Bank of Arizona; whether we will be able to obtain a waiver of this covenant and amend our loan agreement with National Bank of Arizona, and the possible acceleration of the loan and seizure of our headquarters building if we are not able to do so; results of the Board’s evaluation of strategic alternatives; the ability to obtain Board and stockholder approvals of any proposed transaction; customary conditions to the closing of any proposed transaction national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2008, and other subsequent filings by the Company with the Securities and Exchange Commission.

READY MIX, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue:
Revenue	$6,155,232	$16,088,023	$21,612,547	$48,683,689
Revenue — related parties	2,815	264,632	9,198	529,674

Total revenue	6,158,047	16,352,655	21,621,745	49,213,363

Cost of revenue	7,899,579	16,329,953	26,783,619	48,909,838

Gross profit (loss)	(1,741,532)	22,702	(5,161,874)	303,525

General and administrative expenses	710,430	1,037,471	2,479,637	3,128,390

Loss from operations	(2,451,962)	(1,014,769)	(7,641,511)	(2,824,865)

Other income (expense):

Interest income	2,244	31,136	11,492	135,834
Interest expense	(25,682)	(27,094)	(77,528)	(81,983)
Other income	345,144	61,431	539,839	74,873

	321,706	65,473	473,803	128,724

Loss before income taxes	(2,130,256)	(949,296)	(7,167,708)	(2,696,141)

Income tax benefit	747,908	341,747	2,460,642	970,611

Net loss	$(1,382,348)	$(607,549)	$(4,707,066)	$(1,725,530)

Net loss per common share
Basic	$(0.36)	$(0.16)	$(1.24)	$(0.45)

Diluted	$(0.36)	$(0.16)	$(1.24)	$(0.45)

Weighted average common shares outstanding
Basic	3,809,500	3,809,500	3,809,500	3,809,500

Diluted	3,809,500	3,809,500	3,809,500	3,809,500

READY MIX, INC.
BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets:

Current assets:
Cash and cash equivalents	$2,532,980	$4,204,280
Accounts receivable, net	3,281,175	6,751,769
Inventory	1,568,236	1,411,761
Prepaid expenses	1,301,056	1,189,598
Due from affiliate	38,643	—
Income tax receivable	971,361	1,026,133
Deferred tax asset	725,553	696,892

Total current assets	10,419,004	15,280,433

Property and equipment, net	20,547,367	23,988,688
Refundable deposits	108,079	108,079
Deferred tax asset	244,515	—

Total assets	$31,318,965	$39,377,200

Liabilities and stockholders’ equity:

Current liabilities:
Accounts payable	$1,901,248	$2,329,620
Accrued liabilities	668,895	966,058
Notes payable	2,155,723	2,204,706
Due to affiliate	—	177,825

Total current liabilities	4,725,866	5,678,209

Notes payable, less current portion	4,698,746	6,041,731
Deferred tax liability	—	1,216,100

Total liabilities	9,424,612	12,936,040

Commitments and contingencies

Stockholders’ equity:
Preferred stock — $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $0.001 par value; 15,000,000 shares authorized, 3,809,500 issued and outstanding	3,810	3,810
Additional paid-in capital	18,522,816	18,362,557
Retained earnings	3,367,727	8,074,793

Total stockholders’ equity	21,894,353	26,441,160

Total liabilities and stockholders’ equity	$31,318,965	$39,377,200